UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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THE CHINA FUND, INC.
(Name of Registrant as Specified in Its Charter)

CITY OF LONDON INVESTMENT GROUP PLC CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED BARRY M. OLLIFF JULIAN REID RICHARD A. SILVER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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City of London Investment Management Company Limited, together with the other participants named therein, has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a slate of director nominees and certain business proposals at the upcoming 2018 annual meeting of stockholders of The China Fund, Inc., a Maryland corporation.

Please contact Saratoga Proxy Consulting LLC, which is assisting us, if you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of our proxy materials. Saratoga can be reached toll-free at (888) 368-0379.

On March 19, 2018, City of London issued the following press release:

City of London Announces Leading Independent Proxy Advisory Firm ISS Recommends that China Fund Stockholders Vote on City of London’s BLUE Proxy Card FOR Both Director Nominees and FOR Termination of the Investment Advisor

COATESVILLE, PA (March 19, 2018) – City of London Investment Management Company Limited, which has clients that are the beneficial owner of approximately 27.2% of the outstanding shares of common stock of The China Fund, Inc. (NYSE: CHN), today issued a public letter to other CHN stockholders.

The full text of the letter follows:

In the Matter of: The China Fund, Inc.

March 19, 2018

Dear Fellow China Fund Stockholder:

I am writing on behalf of City of London Investment Management Company Limited. Our clients are the beneficial owner of approximately 27.2% of the outstanding shares of common stock of The China Fund, Inc. (CHN). We are seeking your support on the previously distributed BLUE proxy card (i) to elect two independent director nominees who will work to maximize the value of each stockholder’s investment, and (ii) to terminate the investment advisory and management agreements with The China Fund’s investment advisor so it can hire a replacement. We want to inform you that Institutional Shareholder Services (ISS), has recommended that CHN stockholders vote to support both our director nominees and our proposal to terminate the investment advisor.

ISS is widely recognized as the leading independent voting and corporate governance advisory firm.  Their analysis and recommendations are relied on by major institutional investment firms, mutual funds and fiduciaries throughout the world.

Below are bullet points directly quoted from their recommendation on March 16, 2018.

Acknowledging The China Fund’s years of underperformance, ISS noted:

•	“Considering the fund's underperformance relative to its peer group over one-, three-, and five year periods, and the board's failure to engage an investment advisor the requisite number of shareholders would feel compelled to support, the dissident has presented a convincing case that some board change is needed and additional shareholder perspective might be beneficial.”

In support of City of London’s two highly qualified director nominees, ISS stated that the nominees:

•	“…apart from simply injecting a much needed shareholder perspective - bring skills and experience that could enhance shareholder value. As such, it seems that Silver's more than 30 years of senior executive experience in the investment management industry along with Reid's 40 years of domestic and international closed-end fund experience, his service as the chairman and director of numerous closed-end funds, and his knowledge of the Asian environment will each make them valuable additions to the fund's board.”

In support of terminating The China Fund’s current investment advisor, ISS noted:

•	“…terminating the current advisor (an action the board attempted to implement in June 2017) appears to be in the best interest of the fund's shareholders.”

Refuting The China Fund’s attempt to use scare tactics to convince stockholders to remain with the current Board and investment advisor:

•	“To the extent shareholders have a risk here; therefore, it would appear the root cause of the risk would be the current director's unwillingness to fulfil their responsibilities to shareholders by taking any action at all. Put another way, the root cause of the risk the board posits would have to be… the board itself.”

You have a fundamental decision regarding the future of your investment at this year’s fast-approaching annual meeting of CHN stockholders, which will be held on March 27, 2018.

As we stated in our last letter, do not be misled by The China Fund’s false claims. If you already voted a white proxy card, mailing a later-dated BLUE proxy will revoke that vote.

The China Fund Board needs fresh and experienced leadership. Stockholders have a unique opportunity to strengthen The China Fund through the election of our two highly-qualified independent nominees and the termination of the existing investment advisor.

Please contact Saratoga Proxy Consulting LLC at (212) 257-1311 or toll free at (888) 368-0379 if you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of our proxy materials

We thank you in advance for your support.

Regards,

/s/ Barry M. Olliff

Barry M. Olliff
Chief Executive Officer and Chief
Investment Officer